Exhibit 5.2

Crosstex LIG Liquids, LLC	February 5, 2013

c/o Crosstex Energy, L.P.

2501 Cedar Springs

Dallas, Texas 75201

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel in the State of Louisiana to Crosstex LIG Liquids, LLC, a Louisiana limited liability company (“LIG Liquids”), with respect to the Registration Statement on Form S-4 (File No. 333-185409) (the “Registration Statement”) filed on January 15, 2013 with the Securities and Exchange Commission (the “Commission”) by Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), Crosstex Energy Finance Corporation, a Delaware corporation (“Finance Corp.,” and together with the Partnership, the “Issuers”), and certain of the Partnership’s subsidiaries identified in the Registration Statement including LIG Liquids (the “Subsidiary Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $250 million aggregate principal amount of the Issuers’ 7 1/8% Senior Notes due 2022 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 7 1/8% Senior Notes due 2022 and (ii) the guarantees (the “Guarantees”) of the Subsidiary Guarantors of the Exchange Notes pursuant to the “Indenture” (defined below).

The Exchange Notes are to be issued under an Indenture, dated as of May 24, 2012 (the “Indenture”), between the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

In our capacity as special Louisiana counsel and as a basis for the opinions hereinafter expressed, we have examined copies of (i) the Registration Statement, (ii) the Indenture, (iii) the Certificate of Formation of LIG Liquids dated as of December 30, 1993, (iv) the Amended and Restated Limited Liability Company Agreement of LIG Liquids dated as of January 1, 2009, (v) Secretary’s Certificate of LIG Liquids and other entities dated May 24, 2012, and the Officer’s Certificate as to LIG Liquids executed by Joe A. Davis as of February 5, 2013, (vi) certificates of public officials and of representatives of LIG Liquids, and (vii) such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals thereof. We also have assumed that (i) all parties to the Indenture (other than LIG Liquids) are duly organized and each person executing any instrument, document or agreement on behalf of any party (other than LIG Liquids) has the power and authority to do so and is duly authorized to do so; (ii) each natural person executing any instrument, document or agreement is legally

TAYLOR, PORTER, BROOKS & PHILLIPS, L.L.P. www.taylorporter.com	POST OFFICE Box 2471 BATON ROUGE, LOUISIANA 70821	8TH FLOOR CHASE TOWER SOUTH 451 FLORIDA STREET (70801)	[225] 387-3221 TELEPHONE [225] 346-8049 FACSIMILE

competent and has the legal capacity to do so; (iii) the Indenture (including the Guarantees contained therein) was duly authorized, executed and delivered by the parties thereto and is legally binding on such parties, except with respect to LIG Liquids; and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Exchange Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.              LIG Liquids is validly existing and in good standing under the laws of the State of Louisiana.

2.              LIG Liquids has and had the limited liability company power and authority to execute and deliver the Indenture and to guarantee the Notes under the Indenture, including the Exchange Notes, and all necessary limited liability company action has been taken on the part of LIG Liquids to authorize the execution and delivery of the Indenture and the performance by LIG Liquids of its obligations thereunder (including its Guarantee as provided therein).

3.              The Indenture has been duly authorized, executed and delivered by LIG Liquids.

The opinions set forth above are limited in all respects to matters of applicable corporate/limited liability company laws of the State of Louisiana, as in effect on the date hereof.

The foregoing opinions are subject to the following additional assumptions, limitations, qualifications and exceptions:

1.              All opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) the discretionary powers of the courts to make available remedies of specific performance, injunctive relieve or other equitable remedies.

2.              Our opinions are subject to applicable laws and court decisions which may limit, render unenforceable or delay certain rights or remedies under the Indenture.

3.              We have assumed that there are no other agreements or understandings among the parties to the Indenture, written or oral, and there is no usage of trade or course of conduct among the parties that would in any case, define, supplement, expand or limit or qualify the terms of the Indenture.

4.              Specific performance of the provisions of any agreement is n equitable remedy which may or may not be ordered by a court in its discretion. No opinion is rendered as to the effectiveness of any provisions which authorize or purport to authorize the extra judicial enforcement of any rights or obligations or the waiver of any rights.

5.              Our opinion also assumes that all parties will enforce their rights under the Indenture in good faith and in conformity to law and in a commercially reasonable manner.

6.              To the extent Louisiana law applies, the ability to collect any attorney fees as to enforcement of the various documents is limited by the Louisiana Rules of Professional Conduct and other principles of Louisiana law.

7.              These opinions are rendered as of the date hereof and we have no duty to advise you of any changes in law or judicial decisions which may affect or limit the opinions set forth above. The opinions set forth herein are opinions based on our professional judgment and are not and shall not be construed as a warranty or guaranty.

We hereby consent to (i) the filing of this opinion of counsel as an exhibit to the Registration Statement, and (ii) the reliance on this opinion by Baker Botts L.L.P.

Very truly yours,

/s/ Taylor, Porter, Brooks & Phillips, L.L.P.